Exhibit 3(a)
Amended and Restated Principal Underwriting Agreement

AMENDED AND RESTATED
PRINCIPAL UNDERWRITING AGREEMENT
     THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 1st day of July, 2010 (the “Effective Date”), by and between TRANSAMERICA CAPITAL, INC. (“TCI”), a California corporation, and TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK (“TALICNY”), a New York corporation (formerly ML Life Insurance Company of New York).
WITNESSETH:
     WHEREAS, the Board of Directors of TALICNY has made, and will make in the future, provisions for the establishment of one or more separate investment accounts (“Accounts”) within TALICNY in accordance with the laws of the State of New York;
     WHEREAS, the Accounts were established or acquired by TALICNY under the laws of the State of New York, pursuant to a resolution of TALICNY’s Board of Directors in order to set aside the investment assets attributable to certain variable life insurance and variable annuity contracts (“Variable Contracts”), as well as single premium modified guaranteed annuity contracts which are subject to market value adjustments, (“MVA Contracts” and, together with the Variable Contracts, the “Contracts”), issued by TALICNY;
     WHEREAS, TALICNY has registered or will register the Account(s) with the Securities and Exchange Commission (“SEC”) as unit investment trusts under the Investment Company Act of 1940 (the “1940 Act”);

     WHEREAS, TALICNY has registered or will register the Contracts under the Securities Act of 1933 (the “1933 Act”);
     WHEREAS, TALICNY shall have the Plan of Operations for the Accounts approved by the New York Superintendent of Insurance;
     WHEREAS, TCI may not assign or delegate its responsibilities without prior written consent of the TALICNY Board and approval by the New York Superintendent of Insurance;
     WHEREAS, TCI is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (the “FINRA”) prior to the offer and sale of the Contracts; and
     WHEREAS, TALICNY proposes to have the Contracts sold and distributed through TCI, and TCI is willing to sell and distribute such Contracts under the terms stated herein;
     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
     1. Appointment as Distributor/Principal Underwriter. TALICNY grants to TCI the exclusive right to be, and TCI agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. TCI agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.
     With respect to any underwriting functions and services that are performed for or provided to TALICNY by TCI pursuant to this Agreement, it is understood that (i) TCI shall perform such services in accordance with underwriting guidelines and procedures established by TALICNY from time to time and communicated in writing to TCI by TALICNY; (ii) and TALICNY shall retain all final underwriting authority.
     2. Prospectus. TCI agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefore then in effect. TCI is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefore filed with the SEC or in such sales literature as may be authorized by TALICNY.
     3. Considerations. All premiums, purchase payments or other moneys payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to TALICNY or its designated servicing agent and shall become the exclusive property of TALICNY. Checks or money orders in payment under the Contracts shall be drawn to the order of “Transamerica Advisors Life Insurance Company of New York” and funds may be remitted by wire if prior written approval is obtained from TALICNY. TALICNY shall collect premiums or establish a lock-box bank arrangement in its name for the deposit of amounts collected from policyholders (including payments of principal or interest on contract loans) from any collection facility, including intermediaries and other persons or institutions that receive remittances with respect to TALICNY’s business. If a lock-box arrangement is used, TALICNY’s employees will direct the disbursement of funds.
     4. Copies of Information. TALICNY shall furnish TCI with copies of all prospectuses, financial statements and other documents which TCI reasonably requests for use in connection with the distribution of the Contracts.

     5. Representations. TCI represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of FINRA and (c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. TCI shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with FINRA Rules and federal and state securities and insurance laws and regulations.
     6. Other Broker-Dealer Agreements. TCI is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by TCI shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with FINRA Rules and applicable federal and state securities and insurance laws and shall be in such form and contain such other provisions as TALICNY may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by FINRA and licensed and appointed by TALICNY for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold. All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.
     7. Insurance Licensing and Appointments. TALICNY shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with TCI or with other independent broker-dealers that have entered into sales agreements with TCI for the sale of Contracts, provided that TALICNY reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.
     8. Recordkeeping. TALICNY and TCI shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act, and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of TALICNY, of the Account(s), and of TCI as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. All records shall be maintained in accordance with New York Insurance Department Regulation No. 152 (11 NYCRR 243). TALICNY (or such other entity engaged by TALICNY for this purpose), on behalf of and as agent for TCI, shall maintain TCI’s books and records pertaining to the sale of Contracts to the extent as mutually agreed upon from time to time by TALICNY and TCI; provided that such books and records shall be the property of TCI, and shall at all times be subject to reasonable periodic, special or other audit or examination by the SEC, FINRA, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. TALICNY shall be responsible for sending on behalf of and as agent for TCI all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by TALICNY. TCI shall cause TALICNY to be furnished with such reports as TALICNY may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of New York and any other applicable states or jurisdictions. TALICNY agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by the SEC, FINRA, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.
     All records, books, and files established and maintained by TCI by reason of its performance of services under this Agreement, which absent this Agreement would have been held by TALICNY, shall be deemed the property of TALICNY and shall be maintained in accordance with applicable law and regulation, including, but not limited to, Regulation No. 152. Such records should be available, during normal business hours, for inspection by the service recipient, anyone authorized by the service recipient, and any governmental agency that has regulatory authority over the service recipient’s business activities. Copies of such records, books and files shall be delivered to TALICNY on demand. All such records, books and files shall be promptly transferred to TALICNY by TCI upon termination of this Agreement.
     9. Safeguarding Customer Information. TCI shall implement and maintain appropriate measures designed to meet the objectives of Department Regulation No. 173, with respect to safeguarding TALICNY’s customer information and customer information systems. TCI shall adjust its information security program at the request of TALICNY for any relevant changes dictated by TALICNY’s assessment of risk around its customer information and customer information systems. Confirming evidence that TCI has satisfied its obligations under this agreement shall be made available, during normal business hours, for inspection by TALICNY, anyone authorized by TALICNY, and any governmental agency that has regulatory authority over TALICNY’s business activities.

     10. Commissions. TALICNY shall have the responsibility for paying on behalf of TCI (a) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between TCI and such broker-dealers as agreed to by TALICNY and (b) all commissions or other fees to associated persons of TCI which are due for the sale of the Contracts in the amounts and on such terms and conditions as TALICNY and TCI determine. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to TCI as set forth herein.
     11. Expense Reimbursement. TALICNY shall reimburse TCI for all costs and expenses incurred by TCI in furnishing the services, materials, and supplies required by the terms of this Agreement. The expense to be paid by TALICNY for the services under this agreement must be actual cost incurred by TCI to provide such services so that neither party shall receive a profit nor suffer a loss. Expenses will be classified and allocated in accordance with New York State Insurance Department Regulation No. 33. TCI shall submit within 30 days prior to the end of each quarter a statement of the estimated amount of the apportioned expenses, if any, for such quarter and TALICNY shall remit payment within 15 days following receipt of such statement. Within 60 days after the end of each fiscal year, TCI shall submit a statement of actual apportioned expenses, if any, for such fiscal year. The difference between the amount of estimated and actual expenses, if any, shall be paid to either party, as the case may be, within 15 days of the receipt of the statement of actual apportioned expenses. Records of such expenses shall be subject to audit at all times by TALICNY and its Regulators.
     12. Indemnification. TALICNY agrees to indemnify TCI for any losses incurred as a result of any action taken or omitted by TCI, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, bad faith or gross negligence, or reckless disregard of such obligations.
     13. Regulatory Investigations. TCI and TALICNY agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement. TCI and TALICNY further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to TALICNY, TCI, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:
     (a) TCI will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by TALICNY with respect to TCI or any representative or which may affect TALICNY’s issuance of any Contracts marketed under this Agreement; and
     (b) TCI will promptly notify TALICNY of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by TCI or any representative with respect to TALICNY or its affiliates in connection with any Contracts distributed under this Agreement.

     In the case of a customer complaint, TCI and TALICNY will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.
     14. Term and Termination.
     (a) This Agreement is effective as of the Effective Date and shall continue to remain in effect from year to year unless terminated in accordance with this Section 14, provided that its continuance is specifically approved at least annually by a majority of the members of the Board of Directors of TALICNY.
     (b) This Agreement may be terminated by either party hereto upon 60 days’ prior written notice to the other party.
     (c) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.
     (d) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.
     (e) TCI shall not assign or delegate its responsibilities under this Agreement without the written consent of TALICNY.
     (f) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by TALICNY prior to termination.
     (g) Upon termination, TCI shall promptly deliver to TALICNY all books and records that are, or are deemed by this Agreement, the property of TALICNY.

     (h) If any software that is used in the performance of the services under this agreement is not readily available from a third party vendor, TALICNY shall be granted perpetual right to use such software.
     15. Regulatory Impact. This Agreement shall be subject to, among other laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.
     TCI shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account(s), present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.
     16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     17. Choice of Law. This Agreement shall be construed, enforced and governed by the laws of the State of New York.
     18. No Assignment. Neither party may assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The New York State Insurance Department shall also be required to approve any assignment.
     19. Disputes. Any dispute between TCI and TALICNY shall be submitted to a board of arbitration comprised of no less than three unaffiliated arbitrators having experience and familiarity with variable insurance products and such arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Arbitration is the sole remedy for disputes arising under this agreement. Arbitration should be held New York. Expenses of such arbitration shall be borne by TCI and TALICNY equally.
     20. All advertising, sales and marketing material utilized on behalf of TALICNY by TCI shall be subject to the prior approval of TALICNY. TALICNY shall maintain files of all such material in accordance with the New York State Insurance Department Regulation No. 34A.
     21. TCI shall provide underwriting services to TALICNY under this agreement in accordance with the underwriting guidelines and procedures provided to TCI by TALICNY, and TALICNY shall retain all final underwriting authority.
     22. This Agreement constitutes the entire agreement between the parties; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

TRANSAMERICA CAPITAL, INC.

By:	/s/ Lonny J. Olejniczak Lonny J. Olejniczak Chief Executive Officer

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Robert R. Frederick

Robert R. Frederick Senior Vice President

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